Exhibit 99.1

WHITING USA TRUST II The Bank of New York Mellon Trust Company, N.A., as Trustee

News Release	FOR IMMEDIATE RELEASE

Whiting USA Trust II Announces Trust Quarterly Results

Austin, Texas, August 5, 2016 –  Whiting USA Trust  II  (OTC Symbol – WHZT) announced today that there will be no distribution made to unitholders in the third quarter of 2016.  The net profits interest generated total cash available for the Trust of $1.4 million during the second quarterly payment period of 2016. However, when this total cash available for the Trust is reduced by (i) the repayment to Whiting of $1.2 million in prior period accumulated net losses and (ii) this period’s provision for estimated Trust expenses, both of these amounts together entirely offset the total cash available for the Trust generated by the underlying properties for the current period.

Sales volumes, net profits and selected performance metrics for the quarter payment period were:

Sales volumes:
Oil (Bbl)(1)	252,814
Natural gas (Mcf)	347,827
Total (BOE)	310,785
Gross proceeds:
Oil sales(1)(2)	$9,281,478
Natural gas sales	671,388
Total gross proceeds	$9,952,866
Costs:
Lease operating expenses	$7,298,208
Production taxes	505,746
Development costs(3)	542,774
Cash settlements on commodity derivatives(4)	-
Total costs	$8,346,728
Net profits	$1,606,138
Percentage allocable to Trust’s Net Profits Interest	90%
Total cash available for the Trust	$1,445,524
Repayment of prior period accumulated net losses(5)	(1,202,087)
Provision for estimated Trust expenses	(239,684)
Montana state income taxes withheld	(3,753)
Net cash proceeds available for distribution	$-
Trust units outstanding	18,400,000
Cash distribution per Trust unit	$-
Selected performance metrics:
Crude oil average realized price (per Bbl)(1)(2)	$36.71
Natural gas average realized price (per Mcf)	$1.93
Lease operating expenses (per BOE)	$23.48
Production tax rate (percent of total gross proceeds)	5.1%

__________

(1)	Oil includes natural gas liquids.
(2)

The increase in oil sales for the second quarterly payment period of 2016 when compared to the first quarterly payment period of 2016 was mainly due to higher realized oil prices. The average sales price realized for crude oil increased by 42% between periods due to higher NYMEX oil prices during the second quarterly payment period of 2016.

(3)

Development costs declined by 52% from $1.1 million during the first quarterly payment period of 2016 to $0.5 million during the second quarterly payment period of 2016 due to cost reduction measures implemented by Whiting and other operators, which cost reduction measures have reduced, delayed or cancelled development activity on the underlying properties.

(4)

All costless collar hedge contracts terminated as of December 31, 2014, and no additional hedges are allowed to be placed on Trust assets.  Consequently, there are no further cash settlements on commodity hedges for inclusion in the Trust’s computation of net profits (or net losses, as the case may be), and the Trust has increased exposure to oil and natural gas price volatility.

(5)

When net losses are generated by the NPI, the Trust receives no payment from Whiting. All such net losses, plus accrued interest at the prevailing money market rate, are to be deducted from gross proceeds in future computation periods for purposes of determining net proceeds (or net losses as the case may be) until the negative net proceeds, including interest, have been recovered in full. The Trust cannot make further distributions until such recovery occurs. The net profits interest had prior period net losses of $1.2 million, and these net losses, plus accrued interest of $675, were repaid in full by the gross proceeds from the second quarterly payment period of 2016.

Status of the Trust

Oil and natural gas prices have fallen significantly since reaching highs of $105.00 per Bbl and $4.80 per Mcf, respectively, during 2014. As a result of the decline in commodity prices, the net profits interest has not made a distribution to unitholders since the third quarterly payment period of 2015. The Trust is unable to predict future commodity prices; however, it appears likely that distributions to Trust unitholders will continue to be significantly impacted by low oil and natural gas prices.

If the NPI continues to generate limited net profits or additional net losses, the net profits interest may not provide sufficient funds to the Trustee to enable it to pay all of the Trust’s administrative expenses. The Trustee may borrow the funds required to pay the Trust’s liabilities if the Trustee determines that the cash on hand and the cash to be received, which is dependent on future net proceeds, are insufficient to cover the Trust’s liabilities. If the Trustee determines that the Trust’s cash reserves are insufficient to cover the general and administrative expenses of the Trust during periods when the NPI generates net losses or limited net profits, Whiting intends to loan to the Trust the amount of funds necessary to satisfy payment of its liabilities.

Trust Overview

The Trust’s net profits interest represents the right to receive 90% of the net proceeds from Whiting Petroleum Corporation’s interests in certain existing oil and natural gas properties located primarily in the Rocky Mountains, Permian Basin, Gulf Coast and Mid-Continent regions of the United States.

The net profits interest will terminate on the later to occur of (1) December 31, 2021, or (2) the time when 11.79 MMBOE (10.61 MMBOE to the 90% net profits interest) have been produced from the underlying properties and sold, and the Trust will soon thereafter wind up its affairs and terminate, after which it will pay no further distributions. Additionally, the Trust is required to sell the NPI and terminate if cash proceeds to the Trust from the net profits interest are less than $2.0 million for each of any two consecutive years. The market price of the Trust units will decline to zero at termination of the Trust, which will occur around or shortly after the earlier of (i) the sale of the NPI or (ii) the net profits interest termination date, which is estimated to be June 30, 2022 based on the Trust’s year-end 2015 reserve report.  As described in the Trust’s public filings, since the assets of the Trust are depleting assets, a portion of each cash distribution paid on the Trust units, if any, should be considered by investors as a return of capital, with the remainder being considered as a return on investment.

As of June  30, 2016, on a cumulative accrual basis, 6.36 MMBOE (60%) of the Trust’s total 10.61 MMBOE have been produced and sold or divested. Based on the Trust’s reserve report for the underlying properties as of December 31, 2015, the Trust’s 10.61 MMBOE are projected to be produced by June 30, 2022, shortly after which the Trust would terminate.  Additionally, the 2015 year-end reserve report reflects expected annualized decline rates of approximately 14% for oil and 21% for gas between 2016 and 2022, which estimates are derived from NYMEX oil and gas prices of $50.28 per Bbl and $2.58 per MMbtu pursuant to current SEC and FASB guidelines,  whereas the average NYMEX oil and gas prices as of August 1, 2016 were $40.06 per Bbl and $2.77 per MMBtu, respectively. Lower oil and gas prices are likely to cause a reduction in the amount of oil, natural gas and natural gas liquids that is economic to produce from the underlying properties which may in turn extend the length of time required to produce the Trust’s 10.61 MMBOE. Additionally, cash distributions to unitholders may decline at a faster rate than the rate of production due to industry-specific risks and uncertainties such as (i) commodity price declines, (ii) fixed and semi-variable costs not decreasing as fast as production volumes or (iii) expected future development being delayed, reduced or cancelled.

Forward-Looking Statements

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact.  No assurances can be given that such statements will prove to be correct. The estimated time when the Trust will terminate is based on the Trust’s reserve report of the underlying properties as of December 31, 2015 and is subject to the assumptions contained therein. Additionally, the estimated time when the market price of the Trust units should decline to zero is based on the economic rights of the Trust units. The trading price of the Trust units is affected by factors outside of the control of the Trust or Whiting, including actions of market participants, among others. Other important factors that could cause actual results to differ materially include expenses of the Trust, fluctuations in oil and natural gas prices, uncertainty of estimates of oil and natural gas reserves and production, uncertainty as to the timing of any such production, risks inherent in the operation, production and development of oil and gas properties, and future production and development costs.  Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust II
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599
919 Congress Avenue, Suite 500, Austin, TX 78701
http://WhitingWHZ.investorhq.businesswire.com/